Exhibit 11
                   Larson Davis Incorporated and Subsidiaries
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                      EARNINGS (LOSS) PER SHARE CALCULATION

                                                                           Year ended June 30,
                                        Six months ended    -----------------------------------------------
                                        December 31, 1996       1996              1995              1994
                                        -----------------   -----------       -----------       -----------
Income (loss) from continuing
  operations                            $(1,643,920)        $(1,706,248)      $   458,511       $  (441,236)

Dividends on preferred
  stock                                     (22,500)            (48,750)                -                 -
                                        -----------         -----------       -----------       -----------

Income (loss) from continuing
  operations applicable to
  common stock                           (1,666,420)         (1,754,998)          458,511          (441,236)

Loss from discontinued
   operations                                     -                   -          (770,128)       (1,913,907)

Cumulative effect of change in
   accounting principle                           -                   -                 -           486,992
                                        -----------         -----------       -----------       -----------

Net loss applicable to common
   stock                                $(1,666,420)        $(1,754,998)      $  (311,617)      $(1,868,151)
                                        ===========         ===========       ===========       ===========

Shares:
  Common shares outstanding
    during the entire period             10,258,406           6,559,479         5,827,249         5,413,127

  Weighted average common
    shares issued during the
    period                                  152,414           1,579,243           273,743            70,270
                                        -----------         -----------       -----------       -----------

  Weighted average common
   shares outstanding during
   the period                            10,410,820           8,138,722         6,100,992         5,483,397

  Dilutive effect of common stock
    equivalents under stock
    warrants and options                          -           1,178,575           126,715           340,948
                                        -----------         -----------       -----------       -----------

  Weighted average common and
    dilutive common equivalent
    shares outstanding                   10,410,820           9,317,297         6,227,707         5,824,345
                                        ===========         ===========       ===========       ===========

Earnings (loss) per common share:

   Continuing operations                $     (0.16)        $     (0.19)      $      0.07       $     (0.08)
   Discontinued operations                        -                   -             (0.12)            (0.33)
   Cumulative effect of change
       in accounting principle                    -                   -                 -              0.08
                                        -----------         -----------       -----------       -----------

Net loss                                $     (0.16)        $     (0.19)      $     (0.05)      $     (0.33)
                                        ===========         ===========       ===========       ===========
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